Exhibit No. 99.1
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Press Release

SOURCE: 800America, Inc.

800America Today Announces Surge in Revenues, Profits, and Earnings for Q1 2001


* Revenues jumped to $4.2M for Q1 FY 2001 From $2.4M during the same quarter in FY 2000 * After tax Profits for Q1 FY 2001 were $1.7M v. $465K during the same quarter in FY 2000


* Earnings per share increased to .11 per share for Q1 FY 2001 v. .02 per share during the same quarter in FY 2000

NASHVILLE, Tenn., April 30 /PRNewswire/ -- 800America, Inc. (OTC Bulletin Board:
ACCO - news), a business-to-business and business-to-consumer internet company (http://www.800america.com/), today announces record revenues, profits and earnings for its first quarter ending March 31, 2001. Propelled by strong results in its on-line shopping portal, and Rothman Closeouts, one of the world's busiest and most popular Web-based trading communities for surplus merchandise, the company continues to expand profitably.


"The company has proven it has a very high-margin business model," said Jacque Pate, Jr. company COO. Commenting on the quarter, Jacque said, "we are very pleased with the progress of all our operating divisions, and the momentum we built in the later half of FY 2000 is continuing into FY 2001. Our Rothman Closeouts continues to experience tremendous growth in its revenues and customer base. Rothman is aggressively moving into global markets and is enjoying a worldwide reputation."

Jacque further comments, "we introduced our Fileshooter software, (http://www.fileshooter.com/), a revolutionary peer-to-peer communications tool for internet messaging, to the corporate world during Q1 and initial customer feedback has been extremely positive. In May we begin our regional TV advertising campaign, which promises to improve our order rate significantly.

"Our goal," stated Jacque, "is to continue to maximize opportunities with companies we own, and to seek strategic acquisitions of synergistic companies with technologies that support our strategy and improve shareholder value."

About 800America:

800America is a rapidly growing company who owns and operates international e-commerce and technology businesses. The company offers one of the world's busiest and most popular Web-based trading communities for surplus merchandise. The company has several operating divisions that represent both e-commerce companies and technology businesses. The company is an innovator in proprietary technologies needed for easy navigation and convenience for business-to-business and business-to-consumer marketplaces. These technologies are providing the foundation needed to scale and grow the business profitably across geographic regions and multiple product lines.


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This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including among other things, the size or timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors that could materially affect the company and its operations are included in certain forms the company files with the U.S. Securities and Exchange Commission.